UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2010

GULFSTREAM INTERNATIONAL GROUP, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33884 (Commission File Number)	20-3973956 (IRS Employer Identification No.)
3201 Griffin Road, 4th Floor, Ft. Lauderdale, Florida 33312 Telephone No.: (954) 985-1500 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure set forth in Item 1.03 to this Current Report is incorporated into this item by reference.

Item 1.03 Bankruptcy or Receivership.

On November 4, 2010, Gulfstream International Group, Inc. (the “Company”) and its subsidiaries (the “Subsidiaries,” and together with the Company, the “Debtors”) filed voluntary petitions for relief (the “Bankruptcy Filing”) under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Florida, Fort Lauderdale Division (the “Bankruptcy Court”) case number 10-44131-JKO.  The Debtors will continue to operate their businesses in the ordinary course of business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

On October 25, 2010, in connection with the Bankruptcy Filing, the Company entered into a debtor-in-possession term loan proposal letter (the “Proposal Agreement”) with Victory Park Capital Advisors, LLC (“Victory Park”), on behalf of one or more entities for which it acts as investment manager and other lender(s) acceptable to Victory Park (collectively, with Victory Park, the “Lender” or “Sponsor”) for a maximum $5,000,000 debtor-in-possession term loan, subject to the conditions set forth in the Proposal Agreement. Pursuant to the terms of the Proposal Agreement, the parties have agreed to undertake a financial restructuring of the Company’s indebtedness and other obligations through a solicitation of votes for a chapter 11 plan of reorganization of the Company.

On November 4, 2010, the Company issued a press release announcing the Bankruptcy Filing and the Proposal Agreement with Victory Park, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.04. Triggering Events That Accelerate Or Increase A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement.

The Bankruptcy Filing described in Item 1.03 above constituted an event of default with respect to the following debt instruments (the “Debt Documents”):

●
An aggregate of $3,684,000 together with accrued and unpaid interest thereon as of the date hereof in the amount of approximately $62,364 (the “Shelter Island Debt”) pursuant to a Securities Purchase Agreement dated August 31, 2008, between Shelter Island Opportunity Fund LLC (“Shelter Island”) and the Company (the “Shelter Island Securities Purchase Agreement”), and that certain $5,100,000 Secured Original Issue Discount Debenture entered into on September 19, 2008, and effective on August 31, 2008, as amended by that Forbearance Agreement and Amendment to Debenture dated February 26, 2010  (together with all other documents executed in connection with the Shelter Island Debt and in effect on the date hereof, collectively, the “Shelter Island Debt Documents”);

●
an aggregate principal amount of $1,050,000, together with accrued and unpaid interest thereon as of the date hereof in the amount of $67,148.92 (the "Taglich Debt") pursuant to a Purchase Agreement dated as of February 26, 2010 (the “Taglich Purchase Agreement”) among the Company, Taglich Brothers, Inc. ("Taglich"), as collateral agent on its own behalf and for certain investors (with Taglich, the “Taglich Note Purchasers”), which Taglich Debt is evidenced by Gulfstream’s notes in the aggregate principal amount of $1,050,000 in favor of the Taglich Note Purchasers, and which are guaranteed by each Subsidiary of the Company; and

●
$1,500,000 pursuant to a $1,500,000 Secured Convertible Promissory Note dated as of August 31, 2010, (the "SVSP Note") evidencing loans from SAH-VUL Strategic Partners I, LLC (“SVSP”) to the Company in the aggregate principal amount of $1,500,000 (the “Sah-Val Loans”); which SVSP Note is guaranteed by each Subsidiary of the Company. In connection with the Sah-Vul Loans, on August 31, 2010 Scott Silverman and William Caragol, affiliates of Sah-Vul, became members of the Company’s five person board of directors, Sah-Vul was granted a 90 day option to provide an additional $1,000,000 of debt financing for the Company, and, subject to exercise of such option, Sah-Vul would be entitled to appoint an absolute majority of the members of the Company’s board of directors.

The Debt Documents provide that as a result of the Bankruptcy Filing the principal and interest due thereunder shall be immediately due and payable. Any efforts to enforce such payment obligations under the Debt Documents are stayed as a result of the Bankruptcy Filing and the creditors’ rights of enforcement in respect of the Debt Documents are subject to the applicable provisions of the Bankruptcy Code.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed by the Company in its periodic reports filed with the Securities and Exchange Commission (the “SEC”), on May 12, 2009, the Company received a deficiency letter from the NYSE Amex LLC (the “Exchange”) indicating that, based on a review of publicly available information, the Company was not in compliance with the minimum stockholders’ equity requirements for continued listing on the Exchange as set forth in Section 1003(a) of the NYSE Amex Company Guide (the “Company Guide”). Specifically, the Company was not in compliance with Section 1003(a)(i) of the Company Guide because, for the 2008 fiscal year, the Company had stockholders’ equity of less than $2,000,000 and losses from continuing operations, and/or net losses in two out of its three most recent fiscal years.

The Company was afforded the opportunity to submit a specific plan to achieve and sustain compliance with all of the Exchange’s listing requirements, and on June 12, 2009 presented its plan (the “Plan”) to the Exchange. The Company received notice from Exchange staff on July 30, 2009 indicating that the Exchange accepted the Company’s plan of compliance and granted an extension until November 12, 2010 (the “Plan Period”) for the Company to regain compliance with the continued listing standards. The Company has continued its listing during the Plan Period, during which time the Company has been subject to periodic review by Exchange staff.

As previously disclosed by the Company in its Current Report on Form 8-K filed with the SEC on July 2, 2010, on June 30, 2010, the Company received an additional deficiency letter from the Exchange indicating that, based on a review of publicly available information, the Company is not in compliance with Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations, and/or net losses in three out of its four most recent fiscal years.

The Company has supplemented the Plan on or about June 17, 2010 and July 14, 2010 to address how the Company intends to regain compliance with all of the Exchange’s listing requirements set forth above by the Plan Period.  Subsequently, the Company has further supplemented its Plan through oral discussions with the staff of the Exchange, as well as through written Plan updates which were submitted to Exchange staff and the Listing Committee of the Exchange on August 3, 2010 and October 1, 2010.

On November 3, 2010, the Company received notice from the Exchange (the “Delisting Notice”) indicating that it intends to strike the Company’s common stock from listing on the Exchange by filing a delisting application with the SEC. In the Delisting Notice, the Exchange stated that the Company has failed to comply with the aforementioned continued listing standards and it is unreasonable to expect that the Company will regain compliance by the end of the Plan Period.  In addition, the Delisting Notice advised the Company that it is not in compliance with Section 801(h) of the Company Guide in that it does not currently maintain a board of directors comprised of at least 50% independent directors, or an audit committee comprised of at least two independent directors.

The Exchange rules provides for an appeal of the above decision by requesting a hearing in accordance with appropriate procedures as outlined by the Company Guide. The Company will not request a hearing.  Accordingly, the Exchange will initiate the delisting process with respect to the Company’s common stock and will suspend trading in accordance with Part 12 of the Company Guide. The Company is considering whether to take the necessary steps to have its common stock traded on the Over-the-Counter Bulletin Board.

On November 5, 2010, the Company issued a press release announcing receipt of the Delisting Notice, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported in the Company’s Form 8-K dated November 1, 2010, on October 26, 2010, Mr. Scott R. Silverman and Mr. William J. Caragol resigned as members of the Board of Directors of the Company.  In such Form 8-K, the Company reported that “there was no disagreement or dispute between Messrs. Silverman and Caragol and the Company which led to their respective resignations as directors.”  Sah-Vul has objected to such statement in that it has advised the Company that it believes that it “may have been fraudulently induced” by the Company or its management to make the Sah-Vul Loans. In addition, on November 3, 2010, counsel to Sah-Vul notified each of Shelter Island and Taglich under an August 31, 2010 intercreditor agreement among such lenders and the Company, that a “default” (the nature of which was not specified) by the Company exists under the Sah-Val Note and related documents.

The Company and its management do not believe that prior to its Chapter 11 filing any such default has occurred in connection with the Sah-Vul Loan and will vigorously dispute any such claim, if made.  Specifically, the Company believes that all relevant information concerning the Company and its financial condition (including its working capital needs) was supplied by the Company to Sah-Val and its representatives prior to the initial funding of the Sah-Vul Loan.  The Company also believes that the inability or unwillingness of Sah-Vul to have exercised its additional $1.0 million funding option has directly resulted in the Company being required to file for protection under Chapter 11 at this time. The Company believes that any legal issues with Sah-Vul or its representatives will be considered and resolved in connection with the foregoing Chapter 11 proceedings.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

 (c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description
10.1
Debtor-in-Possession Term Loan Proposal Letter with Victory Park Capital Advisors, LLC, on behalf of one or more entities for which it acts as investment manager and other lender(s) acceptable to Victory Park.

99.1	Press Release of Gulfstream International Group, Inc. dated as of November 4, 2010.
99.2	Press Release of Gulfstream International Group, Inc. dated as of November 5, 2010.

       SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULFSTREAM INTERNATIONAL GROUP, INC.

Date: November 5, 2010	By:	/s/ David F. Hackett
David F. Hackett
Chief Executive Officer

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